Exhibit 99.1
CONTACT:	S. Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

CFNB REPORTS SECOND QUARTER 2005 EPS OF $.18

IRVINE, CALIFORNIA, January 26, 2005 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced net earnings of $2.1 million for the second quarter ended December 31, 2004, a 16% decrease from net earnings of $2.5 million for the second quarter of fiscal 2004. Diluted earnings per share for the second quarter decreased 18% to $0.18 per share, compared to $0.22 per share for the second quarter of the prior year. For the six months ended December 31, 2004, net earnings were down 23% to $3.7 million, compared to $4.8 million for the first six months of fiscal 2004. Diluted earnings per share were $.32 for the first six months of fiscal 2005, down 26% from $.43 per share reported for the same period of fiscal 2004. The larger decrease in diluted earnings per share than in net earnings reflects the impact of a greater number of fully-diluted shares during the period.

For the second quarter ended December 31, 2004, gross profit of $8.3 million was down 6% from the second quarter of the prior year. This reflected a $289,000 increase in net direct finance and interest income, which was offset by an $807,000 decrease in other income. The increase in net direct finance and interest income to $4.9 million resulted from higher yields earned on the Company's liquid investments, despite a decrease in average balances, while direct finance income was up only slightly, as an increase in average balances offset lower yields earned on the investment in capital leases. No provision for lease losses was made during the second quarter of fiscal 2005, compared to $45,000 during the same quarter of the prior year, as the overall level of reserves required did not increase during the period. The decrease in other income to $3.4 million during the second quarter of fiscal 2005 primarily reflects a significant decrease in income from leases reaching their end of term during the quarter, offset by an increase in other fee income.

For the six months ended December 31, 2004, gross profit of $15.8 million decreased 8% from $17.2 million reported for the same period of the prior year. This decrease was primarily due to a $1.4 million decrease in other income resulting from significantly lower income from leases reaching their end of term. Total direct finance and interest income increased slightly to $9.6 million, as higher interest and investment income earned on liquid investments offset lower direct finance income resulting from lower yields earned, despite an increase in average balances. No provision for lease losses was made during the first six months of fiscal 2005, compared to $123,000 for the six-month period of the prior year, as the volume of problem credits decreased, offsetting any provision related to growth in the investment in capital leases.

During the second quarter of fiscal 2005, CalFirst Bancorp's selling, general and administrative expenses ("S,G&A") increased by 5% to $5.1 million, compared to $4.8 million during the second quarter of fiscal 2004. For the six months of fiscal 2005, S,G&A expenses were also up 5% to $9.9 million compared to $9.4 million reported for the first six months of the prior year. The increase in S,G&A expenses for both periods is due to higher costs related to development of the sales organization, expanded marketing programs and higher expense related to updating systems and facilities.

At December 31, 2004, the Company's cash and short-term investments were $34.8 million, compared to $64.9 at June 30, 2004, while consolidated stockholders' equity was $184.6 million at December 31, 2004 compared to $203.9 at June 30, 2004. The decrease in both amounts reflects the payment of the special dividend on December 15, 2004, which aggregated to $22.2 million. The Company continues to be well capitalized, with stockholders' equity representing 70% of total assets.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated that "Second quarter earnings results were close to plan, and reflect the impact of a smaller portfolio of assets reaching the end of term during fiscal 2005. New lease transactions booked during the quarter were close to $50 million, and the net investment in capital leases increased 9% to $167.8 million. Earnings recognition from this growth in the portfolio will primarily contribute to results in the coming quarters. Transactions in process of $42.1 million are up significantly from year end, and only down slightly from the level at September 30, despite the increase in lease bookings. The volume of new leases originated during the second quarter and first six months was up from the prior year, but were below plan. Our backlog of approved but unbooked leases remains above the level of a year ago, although it is down from the level at the end of the first quarter of fiscal 2005. CalFirst Bank represented a significant portion of the Company's aggregate new lease bookings during the first six months of fiscal 2005, and represents a growing share of the Company net earnings.

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances computer networks and other high technology assets through a centralized marketing program designed to offer cost-effective leasing alternatives. California First National Bank ("CalFirst Bank") is a FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and will lease capital assets to businesses and organizations and provide business loans to fund the purchase of assets leased by third parties.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2004 Annual Report on Form 10-K and the 2005 quarterly reports on Form 10Q.

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CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statement of Earnings
(000's except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2004	2003	2004	2003

Direct finance income	$ 4,909	$ 4,676	$ 9,131	$ 9,306
Interest income on investments	$ 236	$ 118	$ 509	$ 211
Total direct finance and interest income	$ 5,145	$ 4,794	$ 9,640	$ 9,517

Interest expense on deposits	$ 222	$ 115	$ 387	$ 180
Provision for lease losses	$ -	$ 45	$ -	$ 123
Net direct finance and interest income after provision for lease losses	$ 4,923	$ 4,634	$ 9,253	$ 9,214
Other income
Operating and sales-type lease income	$ 1,105	$ 1,272	$ 2,131	$ 2,445
Gain on sale of leases and leased property	$ 1,748	$ 2,818	$ 3,711	$ 5,150
Other fee income	$ 570	$ 140	$ 701	$ 365
Total other income	$ 3,423	$ 4,230	$ 6,543	$ 7,960

Gross Profit	$ 8,346	$ 8,864	$ 15,796	$ 17,174

Selling, general and administrative expenses	$ 5,069	$ 4,850	$ 9,932	$ 9,446

Earnings before income taxes	$ 3,277	$ 4,014	$ 5,864	$ 7,728

Income taxes	$ 1,203	$ 1,545	$ 2,199	$ 2,975

Net earnings	$ 2,074	$ 2,469	$ 3,665	$ 4,753

Basic earnings per share	$ 0.19	$ 0.23	$ 0.33	$ 0.43
Diluted earnings per share	$ 0.18	$ 0.22	$ 0.32	$ 0.43

Weighted average common shares outstanding	11,063	10,935	11,054	10,935
Diluted number of common shares outstanding	11,310	11,118	11,292	11,096

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	December 31, 2004	June 30, 2004
	(Unaudited)	(Audited)
ASSETS
Cash and short term investments	$ 34,788	$ 64,872
Investment securities	1,576	3,957
Net receivables	2,649	1,464
Property for transactions in process	42,113	30,480
Net investment in capital leases	167,792	153,902
Other assets	2,196	2,329
Discounted lease rentals assigned to lenders	11,223	17,541
	$262,337	$274,545
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 4,038	$ 1,624
Income taxes payable, including deferred taxes	17,034	17,567
Deposits	36,567	24,600
Other liabilities	8,920	9,364
Non-recourse debt	11,223	17,541
Total liabilities	77,782	70,696
Stockholders' Equity	184,555	203,849
	$262,337	$274,545